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                                                                      EXHIBIT 11

                              DELTA AIR LINES, INC.
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                     (In millions, except per share amounts)


                                                                    1997                 1996
                                                                    ----                 ----
PRIMARY:

  Weighted average shares outstanding                                  74                   76
  Additional shares assuming
    exercise of stock options                                           1                   --
                                                                    -----                -----
      Average shares outstanding as adjusted                           75                   76
                                                                    =====                =====

  Net income                                                        $ 254                $ 238
  Preferred series B dividends                                         (2)                  (2)
                                                                    -----                -----
  Net income available to primary common shares                     $ 252                $ 236
                                                                    =====                =====

  Primary income per common share                                   $3.34                $3.09
                                                                    =====                =====

FULLY DILUTED:

  Weighted average shares outstanding                                  74                   76
  Additional shares assuming:
   Conversion of series C convertible preferred stock                  --                    1
   Conversion of series B ESOP convertible
    preferred stock                                                     2                    2
   Exercise of stock options                                            1                   --
                                                                    -----                -----
      Average shares outstanding as adjusted                           77                   79
                                                                    =====                =====


  Net income                                                        $ 254                $ 238
  Additional required ESOP contribution
    assuming conversion of series
    B ESOP convertible preferred stock, net of tax                     (2)                  (1)
                                                                    -----                -----
  Net income available to fully
    diluted common shares                                           $ 252                $ 237
                                                                    =====                =====


Fully diluted income per common share                               $3.26                $2.98
                                                                    =====                =====